As filed with the Securities and Exchange Commission on April 1, 2026

Registration No. 333-283610

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-3 Registration Statement No. 333-283610

UNDER

THE SECURITIES ACT OF 1933

FIRST FOUNDATION INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8639702
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1400 16th Street, Suite 250

Denver, Colorado 80202

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Neal E. Arnold

Chief Executive Officer and President

FirstSun Capital Bancorp

1400 16th Street, Suite 250

Denver, Colorado 80202

(303) 831-6704

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

First Foundation Inc. (the “Registrant”), a Delaware corporation, is filing this Post-Effective Amendment No. 1 (“Amendment No. 1”) to the Registration Statement on Form S-3 (Commission File No. 333-283610) filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2024 (the “Prior Registration Statement”) to deregister any and all securities registered under the Prior Registration Statement that remain unsold as of the date of this Amendment No. 1. Pursuant to the Prior Registration Statement, 70,258,815 shares of common stock, par value $0.001 per share, consisting of (i) 21,766,815 shares of common stock, (ii) 28,421,000 shares of common stock underlying Series A Noncumulative Convertible Preferred Stock, par value $0.001 per share, and (iii) 20,071,000 shares of common stock underlying net-settled warrants, which are exercisable for Series C Non-Voting Common Equivalent Stock, par value $0.001 per share, each share of which is convertible into common stock (together, the “Securities”), were registered.

On April 1, 2026, pursuant to the Agreement and Plan of Merger, dated as of October 27, 2025 (the “Merger Agreement”), by and between the Registrant and FirstSun Capital Bancorp, a Delaware corporation (“FirstSun”), the Registrant merged with and into FirstSun (the “Merger”), with FirstSun continuing as the surviving corporation and as successor in interest to the Registrant.

As a result of the Merger, FirstSun, as successor in interest to the Registrant, terminates any and all offerings of the Securities pursuant to the Prior Registration Statement and deregisters any and all Securities registered but unsold under the Prior Registration Statement, if any, in accordance with an undertaking made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that had been registered for issuance that remain unsold at the termination of the offering. The Prior Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 1, 2026. No other person is required to sign this Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

FirstSun Capital Bancorp, a Delaware corporation As successor by merger to First Foundation Inc., a Delaware corporation

By:	/s/ Neal E. Arnold
	Name:	Neal E. Arnold
	Title:	Chief Executive Officer and President